Exhibit 10.17

[Participant Name]

RSA

Restricted Stock Award

(F5 Finishes, Inc. 2019 Incentive Stock Plan)

Subject to the following terms, F5 Finishes, Inc., a Delaware corporation (the Company), grants to the following employee of the Company (Grantee), as of the following grant date (the Grant Date), the following number of restricted shares (the Restricted Shares), which will become vested in accordance with the following vesting schedule, subject to expiration prior to vesting in accordance with the terms of this Award:

Grantee:
Grant Date:
Number of Restricted Shares:
Vesting Schedule:

Terms of Award

1. Plan and Grant of Restricted Shares

This Award has been granted under F5 Finishes, Inc. 2019 Incentive Stock Plan (the Plan), which is incorporated in this Award by reference. Capitalized terms used in this Award without being defined (for example, the term “Committee”) have the same meanings that they have in the Plan. Each Restricted Share will remain restricted and subject to cancellation and return to the Plan in accordance with Section 4.4 of the Plan, unless and until that Restricted Share has vested in the Employee in accordance with all of the terms and conditions of this Award and the Plan.

2. Vesting

Any unvested portion of the Restricted Shares shall lapse and be cancelled on Grantee’s Termination Date unless Grantee’s Termination occurs by reason of his or her death, in which case the Restricted Shares shall become fully vested as of Grantee’s Termination Date.

Unless this Award or an individual severance or employment agreement to which Grantee is a party provides otherwise, the provisions of Article 7 of the Plan with respect to a Change of Control shall be applicable to this Award.

Unless this Award or an individual severance or employment agreement to which Grantee is a party provides otherwise, the provisions of Article 7 of the Plan with respect to a Change of Control shall be applicable to this Award.

3. Book-Entry Registration and Notation of Restrictions

As soon as practicable following the Award, the Restricted Shares shall be registered in Grantee’s name in book-entry form in the records of the Company’s transfer agent. Each book entry evidencing Restricted Shares shall reflect that such shares are subject to the restrictions of the Award and the Plan. At any time, the Company may require Grantee to execute and return to the Company an instruction letter providing for the transfer to the Company, without further action, of all or any portion of the Restricted Shares that are or may become forfeited in accordance with the Award (but such letter shall not be regarded as a condition to the transfer of Restricted Shares from Grantee to the Company upon such forfeiture). Upon vesting of any portion of the Restricted Shares and satisfaction of any other conditions required by the Plan or this Award, the Company shall remove the notations on the book entry registrations with respect to those shares and, upon Grantee’s request, shall electronically deliver such shares to a brokerage account designated by Grantee.

4. Stockholder Rights

Except as otherwise provided in this Award, Grantee shall have, with respect to all of the Restricted Shares, whether vested or unvested, all of the rights of a holder of shares of common stock of the Company, including without limitation (i) the right to vote such Restricted Shares, (ii) the right to receive dividends, if any, as may be declared on the Restricted Shares from time to time, and (iii) the rights available to all holders of shares of common stock of the Company upon any merger, consolidation, reorganization, liquidation or dissolution, stock split-up, stock dividend or recapitalization undertaken by the Company; provided, however, that all of such rights shall be subject to the terms, provisions, conditions and restrictions set forth in this Agreement (including without limitation conditions under which all such rights shall be forfeited). With respect to the right to dividends, Grantee shall be entitled to dividends or other distributions paid or made on Common Stock but only as and when the Restricted Shares to which the dividends or other distributions are attributable become vested. Dividends paid on unvested Restricted Shares will be held by the Company and transferred to the Grantee, without interest, on such date as the Restricted Shares become vested. Dividends or other distributions paid on unvested Restricted Shares that are forfeited shall be retained by the Company.

5. Tax Liability

Grantee is hereby advised to confer promptly with a professional tax advisor to consider whether to make an election under section 83(b) of the Code to be taxed as of the Grant Date of the Restricted Shares, rather than as the Restricted Shares become vested. Any such election must be made in accordance with applicable regulations and within thirty (30) days following the Grant Date. The Participant shall notify the Company of any such election as soon as practicable and in no event later than thirty (30) days after making such election and shall provide the Company with a copy of such election. The Company makes no recommendation to the Participant with respect to the advisability of making such an election, and the timely filing of a section 83(b) election is Grantee’s sole responsibility.

The Company shall have the right, upon the vesting of any Restricted Shares (or upon the grant, if Grantee has made a timely election under section 83 (b) of the Code,) to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy the federal, state, local and other taxes (including Grantee’s FICA obligation) that the Company is required to withhold by reason of such vesting.

6. Confidentiality and Nonsolicitation Agreement – Not Applicable if Grantee is an Outside Director

This Award and the grant of the Restricted Shares are subject to Grantee’s (i) entering into the confidentiality and nonsolicitation agreement which has been provided to Grantee if Grantee has not previously entered into such agreement in connection with Grantee’s receipt of an Award under the Plan (the Nonsolicitation Agreement) or (ii) Grantee’s reaffirmation of the Nonsolicitation Agreement that Grantee previously entered into in connection with Grantee’s receipt of an Award under the Plan.  The Company would not have granted the Award to Grantee without Grantee’s entering into or reaffirming the Nonsolicitation Agreement.

7. Transferability

Any unvested portion of the Restricted Shares may not be sold, transferred, assigned or pledged (whether by operation of law or otherwise), except as provided by will or the applicable intestacy laws, and shall not be subject to execution, attachment or similar process. Once vested, any sale, transfer, assignment or pledge of the Restricted Shares is subject to the restrictions on transfer imposed by any applicable state and federal securities laws.

8. Interpretation

This Award is subject to the terms of the Plan, as the Plan may be amended (but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Grantee’s rights in respect of the Award without Grantee’s consent).

If there is a conflict or inconsistency between this Agreement and the Plan, the terms of the Plan shall control. The Committee’s interpretation of this Agreement and the Plan shall be final and binding.

9. No Right to Continued Employment

Nothing in this Award shall be considered to confer on Grantee any right to continue in the employ of the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate Grantee’s employment.

10. Governing Law

This Award shall be governed in accordance with the laws of the State of Delaware.

11. Recovery of Compensation

This Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) any policies adopted by the Company in accordance with such rules and regulations or any compensation recovery policy otherwise required by applicable law, and (iii) any clawback policy, as in effect from time to time, adopted by the Company, all to the extent determined by the Committee to be applicable to Grantee. In addition, if Grantee receives any amount in excess of what Grantee should have received under the terms of this Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then Grantee shall be required to repay any such excess amount to the Company.

12. Binding Effect

This Award shall be binding on the Company and Grantee and on Grantee’s heirs, legatees and legal representatives.

13. Effective Date

This Award shall not become effective until Grantee’s acceptance of this Award and the acceptance or reaffirmation of the Nonsolicitation Agreement. Upon Grantee’s acceptance of this Award and the acceptance or reaffirmation of the Nonsolicitation Agreement, this Award shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or Grantee. Notwithstanding the foregoing, the effectiveness of the Award is not conditional on the acceptance or reaffirmation of the Nonsolicitation Agreement if Grantee is an Outside Director.

[Signature page follows]

F5 Finishes, Inc.

By
Michael Patton
President & Chief Executive Officer

Acceptance by Grantee

I accept this Restricted Shares Award and agree to be bound by all of its terms. I acknowledge receipt of a copy of the Plan, and, unless I am an Outside Director, I (i) agree to enter into the Nonsolicitation Agreement, a copy of which I acknowledge receipt, if I have not previously entered into such agreement in connection with the receipt of an Award under the Plan or (ii) reaffirm the Nonsolicitation Agreement that I have previously entered into in connection with the receipt of an Award under the Plan.

[signature of Grantee]

Grantee’s address:

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